                   SUB-TRANSFER AGENCY AND SERVICES AGREEMENT

         THIS AGREEMENT, dated as of this 11th day of September, 1995, is by and between THE SHAREHOLDER SERVICES GROUP, INC. ("TSSG", also referred to as the "Transfer Agent"), a Massachusetts corporation and principal offices at One Exchange Place, 53 State Street, Boston, Massachusetts 02109 and NATIONSBANK OF TEXAS, N.A. ("NationsBank"), organized under the laws of Texas and having its principal place of business at 1401 Elm Street, 11th Floor, Dallas, TX 75202.

                                   WITNESSETH

         WHEREAS, TSSG has been appointed transfer agent for those open-end registered investment companies identified on the attached Schedule A (individually the "Fund" and collectively the "Funds") pursuant to the terms of the Transfer Agency and Services Agreement (the "Transfer Agent Agreement(s)") with each such Fund;

         WHEREAS, the Funds are authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets ("Portfolio"). Each such Portfolio shall also be identified on Schedule A;

         WHEREAS, each Portfolio is authorized to issue multiple classes of shares including Trust A Shares and, in many cases, Trust B Shares (the "Trust Shares"); and

         WHEREAS, the Funds have authorized TSSG to subcontract with and appoint NationsBank as its agent to perform certain administrative and ministerial duties and obligations that the Transfer Agent has to the Funds with respect to the Trust Shares and NationsBank desires to accept such appointment;

         NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, TSSG and NationsBank agree as follows:

Article 1     Definitions

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Funds as the same may be amended from time to time;

                  (b) "Authorized Person" shall be deemed to include (i) any authorized Officer of the Fund; or (ii) any person, whether or not such person is an Officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to the Transfer Agent from time to time;

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be;

                  (d) "Commission" shall mean the Securities and Exchange Commission;

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement;

                  (f) "1940 Act" shall mean the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, all as amended from time to time;

                  (g) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by NationsBank from a person reasonably believed by NationsBank to be an Authorized Person;

                  (h) "Prospectus" shall mean the most recently dated Fund Prospectuses and Statements of Additional Information, including supplements thereto if any, which have become effective under the Securities Act of 1933 and the 1940 Act;

                  (i) "Shares" refers collectively to such Trust Shares of the Portfolios as may be issued from time to time;

                  (j) "Shareholder" shall mean a record owner of Shares; and

                  (k) "Written Instructions" shall mean a written communication signed by a person reasonably believed by NationsBank to be an Authorized Person and actually received by the Transfer Agent. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2     Appointment of NationsBank

         2.1 TSSG hereby appoints NationsBank as its subcontractor and agent to perform certain administrative and ministerial duties on behalf of the Funds, and NationsBank hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

Article 3     Duties of NationsBank

         3.1 NationsBank shall be responsible for administering and/or performing the customary services of a transfer agent; for performing the customary services of a service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares, as more fully described in the written Schedule of Duties of NationsBank annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus, applicable law and the procedures established from time to time between NationsBank and the Transfer Agent and/or the Funds.

         3.2 Notwithstanding any of the foregoing provisions of this Agreement, NationsBank and the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor;
(ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares. It being understood that such shall be the responsibility of the Funds.

         3.3 In addition, the Funds shall verify the establishment of transactions in Shares for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of NationsBank for the Funds' blue sky state registration status is solely limited to the initial establishment of transactions in Shares subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

Article 4     Recordkeeping and Other Information

         4.1 NationsBank shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by
Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Transfer Agent and the Funds. Where applicable, such records shall be maintained by NationsBank for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, NationsBank agrees that all such records prepared or maintained by NationsBank relating to the services to be performed by NationsBank hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Funds on and in accordance with the Funds' request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Funds, NationsBank will endeavor to notify the applicable Fund of such request and secure Written Instructions as to the handling of such request. NationsBank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

         4.4 Upon reasonable notice by the applicable Fund, NationsBank shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by such Fund, or any person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by NationsBank pursuant hereto.

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Article 5     Fund Instructions

         5.1 NationsBank will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until it receives Written Instruction thereof from the Fund. NationsBank will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Fund and the proper countersignature of the Transfer Agent.

         5.2 At any time, NationsBank may request Written Instructions from the Fund and may seek advice from legal counsel for the Funds, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Funds or for NationsBank. Written Instructions requested by NationsBank will be provided by the Fund within a reasonable period of time.

         5.3 NationsBank, its Officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed, within one business day, by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect NationsBank's right to reply on Oral Instructions.

Article 6     Compensation

         6.1 Upon receipt of the appropriate payment from the Funds, the Transfer Agent will compensate NationsBank for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein. The Transfer Agent's responsibility under this Section 6.1 is conditioned upon receipt of such payment from the Funds.

Article 7     Representations and Warranties of NationsBank

         7.1 NationsBank represents and warrants to the Transfer Agent that:

                  (a) it is a corporation duly organized and existing and in good standing under the laws of Texas;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 8     Representations and Warranties of the Transfer Agent

         8.1 The Transfer Agent represents and warrants to NationsBank that:

                  (a) it is duly organized and existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws and the Transfer Agent Agreement to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement.

Article 9     Indemnification

         9.1 To, and only to, the extent the Transfer Agent is indemnified by the Funds pursuant to the terms of the Transfer Agent Agreements, NationsBank shall not be responsible for and the Transfer Agent shall indemnify and hold NationsBank harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against NationsBank or for which NationsBank may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) Any actions of NationsBank required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by NationsBank in the performance of its duties hereunder.

                  (b) NationsBank's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by NationsBank from the Funds, or any authorized third party acting on behalf of the Funds, including but not limited to the Transfer Agent or any prior transfer agent for the Funds, in the performance of NationsBank's duties and obligations hereunder.

                  (c) The reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests which are provided by an Authorized Person of the Fund.

                  (d) The offer or sale of shares by the Fund in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any state with the respect to the offer or sale of such Shares in such state.

                  (e) The Transfer Agent's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of this Agreement, or any Claim which arises out of the Transfer Agent's negligence or misconduct or the breach of which any representation or warranty of the Transfer Agent made herein.

         9.2 Notwithstanding the foregoing Section 9.1, the Transfer Agent shall be responsible for and indemnify and hold NationsBank harmless from and against any and all claims by third parties, including, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against NationsBank or for which NationsBank may be held to be liable arising out of or attributable to a negligent act or omission to act or bad faith by the Transfer Agent.

         9.3 NationsBank shall indemnify and hold the Transfer Agent harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Transfer Agent or for which the Transfer Agent may be held to be liable arising out of or attributable to any negligent act or failure to act or bad faith or willful misconduct on the part of NationsBank in connection with the performance of its duties under this Agreement.

         9.4 In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent.

         9.5 The obligations of the parties hereto under this Article 9 shall survive the termination of this Agreement.

Article 10    Standard of Care

         10.1 NationsBank shall at all times, act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Transfer Agent unless said errors are caused by NationsBank's own negligence, bad faith or willful misconduct or that of its employees.

Article 11    Consequential Damages

         11.1 In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

Article 12    Term and Termination

         12.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Terms") each.

         12.2 Either party may terminate this Agreement at the end of the Initial Term or any subsequent Renewal Term upon not less than ninety (90) days, or more than one-hundred eighty (180) days, prior written notice to the other party.

         12.3 In the event a termination notice is given by the Transfer Agent, all expenses associated with movement of records and materials and conversion thereof to the Transfer Agent or to a successor subcontractor, will be borne by the Transfer Agent.

         12.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If NationsBank is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of NationsBank with respect to services performed prior to such termination of rights of NationsBank to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         12.5 Notwithstanding any provision of this Article 12 to the contrary, this Agreement shall terminate simultaneously with any termination of the Transfer Agent Agreement.

Article 13    Confidentiality

         13.1 In connection with the services provided by NationsBank hereunder, certain confidential and proprietary information regarding NationsBank and the Transfer Agent may be disclosed to the other. In connection therewith, the parties agree as follows:

                  (a) Confidential Information disclosed under this Agreement shall mean:

                  (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of NationsBank, the Transfer Agent or the Funds, their respective parent corporations, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of the foregoing;

                  (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords NationsBank, the Transfer Agent or the Funds a competitive advantage over its competitors; and

                  (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

                  (b) Confidential Information also includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the party.

         13.2 Except as expressly authorized by prior written consent of the disclosing party ("Discloser"), the party receiving Confidential Information ("Recipient") shall:

                  (a) limit access to Discloser's Confidential Information to Recipient's employees who have a need-to-know in connection with the subject matter thereof;

                  (b) advise those employees who have access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Confidentiality Agreement;

                  (c) take appropriate action by instruction or agreement with the employees having access to Discloser's Confidential Information to fulfill Recipient's obligations under this Confidentiality Agreement;

                  (d) safeguard all of Discloser's Confidential Information by using a reasonable degree of care, but not less than that degree of care used by Recipient in safeguarding its own similar information or material;

                  (e) use all of Discloser's Confidential Information solely for purposes that it was intended;

                  (f) not disclose any of Discloser's Confidential Information to third parties.

         13.3 Upon Discloser's request, Recipient shall surrender to Discloser all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same) relating to or containing Discloser's Confidential Information. When Recipient returns the materials, Recipient shall certify in writing that it has returned all materials containing or relating to the Confidential Information.

         13.4 The obligations of confidentiality and restriction on use in this Article 13 shall not apply to any Confidential Information that Recipient proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Recipient;

                  (b) Was lawfully received by Recipient from a third party free of any obligation of confidence to the third party;

                  (c) Was already in Recipient's possession prior to receipt from Discloser;

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving Discloser as much advance notice as practical of the possibility of disclosure to allow Discloser to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (e) Is subsequently and independently developed by Recipient's employees, consultants or agents without reference to Confidential Information.

         13.5 NationsBank and the Transfer Agent agree that money damages would not be a sufficient remedy for breach of this Article 13. Accordingly, in addition to all other remedies that either party may have, a party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. The parties agree to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

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Article 14    Force Majeure

         14.1 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, labor difficulties, mechanical breakdowns, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 15    Amendments

         15.1 This Agreement may only be amended or modified by a written instrument executed by both parties.

Article 16    Subcontracting

         16.1 The Transfer Agent agrees that NationsBank may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such subcontractor shall not relieve NationsBank of its responsibilities hereunder.

Article 17    Arbitration

         17.1 Any Claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article 18    Notice

         18.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to NationsBank or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Transfer Agent:

                  The Shareholder Services Group, Inc.
                  One Exchange Place
                  53 State Street
                  Boston, Massachusetts 02109
                  Attention: President

                  with a copy to TSSG's General Counsel

                  To: NationsBank

                  NationsBank
                  NationsBank Plaza
                  101 S. Tryon Street, NC1-002-33-31
                  Charlotte, North Carolina 28255
                  Attention: Ted Johnson

Article 19    Successors

         19.1 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

Article 20    Governing Law

         20.1 This Agreement shall be governed exclusively by the laws of the Commonwealth of Massachusetts without reference to the choice of law provisions thereof. Subject to Article 17, each party to this Agreement hereby
(i) consents to the personal jurisdiction of the Commonwealth of Massachusetts courts over the parties hereto, hereby waiving any defense of lack of personal jurisdiction; and (ii) appoints the person to whom notices hereunder are to be sent as agent for service of process.

Article 21    Counterparts

         21.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22    Captions

         22.1 The captions included in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23    Relationship of Parties

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 24    Entire Agreement; Severability

         24.1 This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year written above.

                                   THE SHAREHOLDER SERVICES GROUP, INC.

                                   By:    /s/ Jack P. Kurt
                                          --------------------------------------

                                   Title: Executive Vice President and Chief
                                          Operating Officer

                                   NATIONSBANK OF TEXAS, N.A.

                                   By:    /s/ Mark H. Williamson
                                          --------------------------------------

                                   Title: Senior Vice President

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                                   SCHEDULE A
                                 FUND PORTFOLIOS

NATIONS FUNDS TRUST

1.   Cooperate Bond Portfolio

2.   High Income Portfolio

3.   Mortgage- and Asset Backed Portfolio

4.   Nations Asset Allocation Fund

5.   Nations Bond Fund

6.   Nations California Intermediate Municipal Bond Fund

7.   Nations California Municipal Bond Fund

8.   Nations California Tax-Exempt Reserves

9.   Nations Capital Growth Fund

10.  Nations Cash Reserves

11.  Nations Convertible Securities Fund

12.  Nations Florida Intermediate Municipal Bond Fund

13.  Nations Florida Municipal Bond Fund

14.  Nations Georgia Intermediate Municipal Bond Fund

15.  Nations Global Value Fund

16.  Nations Government Reserves

17.  Nations Government Securities Fund

18.  Nations High Yield Bond Fund

19.  Nations Intermediate Bond Fund

20.  Nations Intermediate Municipal Bond Fund

21.  Nations International Equity Fund

22.  Nations International Value Fund

23.  Nations Kansas Municipal Income Fund

24.  Nations LargeCap Index Fund

25.  Nations LifeGoal Balanced Growth Portfolio

26.  Nations LifeGoal Growth Portfolio

27.  Nations LifeGoal Income and Growth Portfolio

28.  Nations LargeCap Enhanced Core Fund

29.  Nations Marsico 21st Century Fund

30.  Nations Marsico Focused Equities Fund

31.  Nations Marsico Growth Fund

32.  Nations Marsico International Opportunities Fund

33.  Nations Maryland Intermediate Municipal Bond Fund

34.  Nations MidCap Growth Fund

35.  Nations MidCap Index Fund

36.  Nations MidCap Value Fund

37.  Nations Money Market Reserves

38.  Nations Municipal Income Fund

39.  Nations Municipal Reserves

40.  Nations New York Tax-Exempt Reserves

41.  Nations North Carolina Intermediate Municipal Bond Fund

42.  Nations Short-Intermediate Government Fund

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

43.  Nations Short-Term Income Fund

44.  Nations Short-Term Municipal Income Fund

45.  Nations SmallCap Index Fund

46.  Nations SmallCap Value Fund

47.  Nations Small Company Fund

48.  Nations South Carolina Intermediate Municipal Bond Fund

49.  Nations Strategic Growth Fund

50.  Nations Strategic Income Fund

51.  Nations Tax-Exempt Reserves

52.  Nations Tennessee Intermediate Municipal Bond Fund

53.  Nations Texas Intermediate Municipal Bond Fund

54.  Nations Treasury Reserves

55.  Nations Value Fund

56.  Nations Virginia Intermediate Municipal Bond Fund

Last Amended: August 1, 2003

         IN WITNESS WHEREOF, the parties hereto have caused the amended Schedule A to be executed by their officers designated below as of the 1st day of August, 2003.

                                        PFPC Inc. (indirect successor to The
                                        Shareholder Services Group, Inc.)

                                        By: /s/ Mark Hoefel
                                            --------------------------------
                                            Mark Hoefel

                                        BANK OF AMERICA, N.A. (indirect
                                        successor to NationsBank of Texas, N.A.)

                                        By: /s/ Edward D. Bedard
                                            ---------------------------------
                                            Edward D. Bedard
                                            Senior Vice President

                                   Schedule B

                              DUTIES OF NATIONSBANK

         1. Shareholder Information. NationsBank shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, and taxpayer identification number and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. NationsBank shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between NationsBank and the Transfer Agent (or the Funds as the case maybe).

         3.       Share Certificates.

                  (a) At the expense of the Funds, the Funds shall supply NationsBank with an adequate supply of blank share certificates to meet NationsBank's requirements therefor. Such Share certificates shall be properly signed by facsimile. Notwithstanding the death, resignation, or removal of any Officer of the Fund whose signature appears on such certificates, NationsBank or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) NationsBank shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by NationsBank of properly executed affidavits and lost certificate bonds, in form satisfactory to NationsBank, with the applicable Fund and NationsBank as obligees under the bond.

                  (c) NationsBank shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) the Transfer Agent shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification numbers. NationsBank shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. NationsBank will address and mail to Shareholders of the Funds, all reports to Shareholders, dividend and distribution notices and proxy material for the Funds' meetings of Shareholders. In connection with meetings of Shareholders, NationsBank will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.       Sales of Shares.

                  (a) NationsBank shall not be required to issue any Shares of the Funds where it has received a Written Instruction from the applicable Fund or official notice from any appropriate authority that the sale of the Shares of such Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of NationsBank to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, NationsBank will endeavor to: (i) give prompt notice of such return to the applicable Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as NationsBank may from time to time deem appropriate.

         6.       Transfer and Repurchase.

                  (a) NationsBank shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the applicable Fund's Prospectus.

                  (b) NationsBank will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as NationsBank reasonably may deem necessary.

                  (c) NationsBank reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. NationsBank also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which NationsBank, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, NationsBank shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the applicable Fund or its designee a notification setting forth the number of Shares to be redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by NationsBank reflecting outstanding Shares of the applicable Fund and Shares attributed to individual accounts.

                  (e) NationsBank shall, upon receipt of the monies paid to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the Written Instructions received by NationsBank from the Funds.

                  (f) NationsBank shall not process or effect any repurchase with respect to Shares of any Fund after receipt by NationsBank or its agent of notification of the suspension of the determination of the net asset value of such Fund.

         7.       Dividends.

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Funds with respect to Shares of the Funds, the Funds shall furnish or cause to be furnished to NationsBank Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to NationsBank on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the applicable Fund will pay to NationsBank sufficient cash to make payment on such payment date to the Shareholders of record on the record date.

                  (c) If, prior to the payment date, NationsBank does not receive sufficient cash from the applicable Fund to make total dividend and/or distribution payments to all Shareholders of record of such Fund as of the record date, NationsBank will, upon notifying such Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to NationsBank.

         8. Daily Activity. NationsBank will communicate via fax all "net" activity for the day to TSSG. TSSG shall update the transfer agent system and notify fund accounting of money movement based on such information.

         9. In addition to and neither in lieu nor in contravention of the services set forth above, NationsBank shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as of the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   Schedule C

                                  Fee Schedule

Upon receipt of the appropriate payment from the Funds, the Transfer Agent will compensate NationsBank for the performance of its obligations hereunder in accordance with a flat fee of $251,000 per year ($20,916.67 per month).